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                                                                     Exhibit 4.7

                        PARTNERSHIP DISSOLUTION AGREEMENT

          THIS PARTNERSHIP DISSOLUTION AGREEMENT (this "Agreement") is made as of December 13, 2004, by and between Advanced Life Sciences Holdings, Inc., a Delaware corporation ("Holdings"), and Advanced Life Sciences, Inc., an Illinois corporation and a wholly-owned subsidiary of Holdings ("ALS").

                                   WITNESSETH:

          WHEREAS, ALS and Michael T. Flavin ("Flavin") entered into that certain Amended and Restated Partnership Agreement, dated as of December 22, 2001 (the "Partnership Agreement"), relating to Advanced Life Sciences General Partnership (the "Partnership"); and

          WHEREAS, under the terms of the Partnership Agreement, Flavin made capital contributions to the Partnership in the amount of $7,793,968 from December 1999 through September 2002; and

          WHEREAS, Flavin contributed and assigned his entire interest in the Partnership to Ventures pursuant to that certain Contribution, Assignment and Assumption Agreement dated as of September 30, 2002; and

          WHEREAS, from October 2002 through and including the date hereof, Ventures has made capital contributions to the Partnership in the amount of $3,717,509; and

          WHEREAS, ALS is undergoing a recapitalization and reorganization (the "Recapitalization") as of the date hereof pursuant to which, among other things,
(i) ALS has become a wholly-owned subsidiary of Holdings pursuant to that certain ALS Exchange Agreement dated as of the date hereof among Holdings, the Michael T. Flavin Revocable Trust and Karen Stec, and (ii) Ventures has transferred its entire Interest (as defined in the Partnership Agreement) in the Partnership to Holdings (the "Exchange") pursuant to that certain Partnership Exchange Agreement dated as of the date hereof between Ventures and Holdings (the "Exchange Agreement"); and

          WHEREAS, pursuant to the Recapitalization, Holdings and ALS desire to dissolve and terminate the Partnership under the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

     SECTION 1.  TERMINATION OF PARTNERSHIP

          1.01 DISSOLUTION. ALS and Holdings hereby agree that, effective immediately upon the Exchange, the Partnership shall dissolve in accordance with
Section 8.1(c) and 8.1(e) of the Partnership Agreement.

          1.02 WINDING UP. Immediately upon the dissolution of the Partnership, ALS shall (a) succeed to all assets, rights and properties owned by Partnership on the Closing Date, whether tangible or intangible, real, personal or mixed, wherever located, and whether or not carried and reflected on the books of the Partnership, including, without limitation, all accounts receivable, inventory, equipment and improvements, contract rights, claims and causes of action or rights of recovery or set-off of every kind and character, all business records and the business of the Partnership as a going concern (collectively, the "Partnership Assets"); and (b) assume all obligations and liabilities of the Partnership, whether known or

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unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due (collectively, the "Partnership Liabilities").

          1.03 TERMINATION. Effective immediately upon the dissolution and winding up of the Partnership pursuant to Sections 6.01 and 6.02 hereof, the Partnership and the Partnership Agreement shall terminate consistent with Part VI of the Illinois Revised Uniform Partnership Act.

          1.04 THE CLOSING. The closing of the Exchange (the "Closing") will take place at the offices of Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois 60601, at such date and time and as may be agreeable to the parties.

     SECTION 2.  CONDITIONS PRECEDENT. The obligations of ALS and Holdings under
Section 1 hereof on the Closing Date are subject to the satisfaction as of the date of the Closing of the following conditions:

          (a) EXCHANGE. The Exchange shall have occurred on the date hereof under the terms and conditions of the Exchange Agreement.

          (b) PROCEEDINGS. All corporate, legal and other proceedings taken or required to be taken in connection with the transactions contemplated hereby to be consummated at or prior to the Closing and all documents incident thereto shall be satisfactory in form and substance to ALS and Holdings.

          (c) CLOSING DOCUMENTS. On or prior to the Closing, each party will have delivered to the other party such documents relating to the transactions contemplated by this Agreement as may be reasonably requested.

     SECTION 3.  MISCELLANEOUS

          3.01 EXPENSES. Holdings shall pay all of the expenses incurred by all parties to this Agreement in connection with this Agreement, including without limitation, all legal fees.

          3.02 SUCCESSORS AND ASSIGNS. All terms and conditions contained in this Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto.

          3.03 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

          3.04 COUNTERPARTS. This Agreement may be executed simultaneously in counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same agreement.

          3.05 DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          3.06 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with, the laws of the State of Illinois, without regard to conflicts of laws principles.

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          3.07   ENTIRE AGREEMENT. This Agreement constitutes the entire
agreement of the parties in respect of the subject matter hereof and supersedes any and all prior understandings (whether written or oral) in respect of such subject matter.

                            [signature page follows]

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                         ADVANCED LIFE SCIENCES HOLDINGS, INC.

                                         /s/ John L. Flavin
                                         ---------------------------------------
                                         By:    John L. Flavin
                                         Title: President


                                         ADVANCED LIFE SCIENCES, INC.

                                         /s/ John L. Flavin
                                         ---------------------------------------
                                         By:    John L. Flavin
                                         Title: President


                        PARTNERSHIP DISSOLUTION AGREEMENT